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Exhibit 4.7

Alberta Securities Commission
British Columbia Securities Commission
Saskatchewan Financial and Consumer Affairs Authority — Securities Division
The Manitoba Securities Commission
Ontario Securities Commission
Autorité des marchés financiers
Nova Scotia Securities Commission
Prince Edward Island Securities Office
Securities Commission of Newfoundland and Labrador
New Brunswick Securities Commission
Registrar of Securities, Nunavut
Registrar of Securities, Northwest Territories
Registrar of Securities, Government of the Yukon Territory

Dear Sirs/Mesdames:

Re: TransCanada Corporation (the "Entity")

We refer to the short form base shelf prospectus of the above Entity dated December 2, 2013 relating to the offer and issue of up to $2,000,000,000 (or the equivalent in U.S. dollars or other currencies) of common shares, first preferred shares, second preferred shares and subscription receipts of the Entity.

We consent to be named and to the use, through incorporation by reference in the above-mentioned short form base shelf prospectus, of our report dated February 11, 2013 to the shareholders of the Entity on the following consolidated financial statements:

  Consolidated balance sheets as at December 31, 2012 and December 31, 2011,

  Consolidated statements of income, comprehensive income, accumulated other comprehensive loss, equity and cash flows for each of the years in the three-year period ended December 31, 2012, and notes, comprising a summary of significant accounting policies and other explanatory information

We report that we have read the short form base shelf prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the consolidated financial statements upon which we have reported or that are within our knowledge as a result of our audit of such consolidated financial statements. We have complied with Canadian generally accepted standards for an auditor's consent to the use of a report of the auditor included in an offering document, which does not constitute an audit or review of the short form base shelf prospectus as these terms are described in the CICA Handbook — Assurance.

Yours very truly,

/s/ KPMG LLP
Chartered Accountants
December 2, 2013
Calgary, Canada

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  Exhibit 4.7